UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2006

Natus Medical Incorporated

(Exact name of registrant as specified in its charter)

000-33001

(Commission File Number)

Delaware	77-0154833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1501 Industrial Road

San Carlos, CA 94070

(Address of principal executive offices, with zip code)

650-802-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Company is a party to a Credit Agreement dated January 4, 2006 with Wells Fargo Bank under which it borrowed $10 million to complete the acquisition of Bio-logic Systems Corp. in January 2006, and under which $9.375 million in principal amount was outstanding at March 31, 2006. The loan is repayable over a four-year period. On May 16, 2006, the day following the Company’s release of its financial statements for the quarter ended March 31, 2006, the Company was notified by Wells Fargo Bank that it was not in compliance with a financial covenant contained in the Credit Agreement that requires the Company to satisfy a ratio of total liabilities to tangible net worth. On May 23, 2006, Wells Fargo granted the Company a waiver of the provisions of such financial covenant, which is effective until the next measurement date of June 30, 2006.

On June 14, 2006, the Company and Wells Fargo Bank entered into a Second Amendment to the Credit Agreement that revises the financial covenant, such that the Company would have been compliant with the terms of the covenant at March 31, 2006.

The Company will incur administrative fees assessed by Wells Fargo Bank related to the waiver and amendment, which it believes will total less than $10,000. The Company does not believe it will incur any additional costs associated with the default, waiver, or amendment.

The Amendment is attached hereto as Exhibit 10.01.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
10.01	Second Amendment to Credit Agreement dated January 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED
(Registrant)

Dated: June 14, 2006	By:	/s/ STEVEN J. MURPHY
Steven J. Murphy
Vice President Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.01	Second Amendment to Credit Agreement dated January 4, 2006